As filed with the Securities and Exchange Commission on March 26, 2002

Registration Statement No. 333-59573

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

Touch America Holdings, Inc.

(Exact name of registrant as specified in its charter)
DELAWARE	81-0540231
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

130 N. MAIN STREET

BUTTE, MONTANA 59701-9332

(Address of principal executive offices)

TOUCH AMERICA HOLDINGS, INC. 1998 LONG-TERM INCENTIVE PLAN

(Full title of the Plan)
J.P. PEDERSON	P.T. FLEMING, Esq.
Vice Chairman and Chief Financial Officer	Vice President, General Counsel, and Secretary
Touch America Holdings, Inc.	Touch America Holdings, Inc.
130 N. Main Street	130 N. Main Street
Butte, Montana 59701-9332	Butte, Montana 59701-9332
(406) 497-5100	(406) 497-5100

(Names, Addresses, Including Zip Codes, and Telephone Numbers, Including Area Codes, of Agents for Service)
Copies to: M. DOUGLAS DUNN, Esq.
ROBERT B. WILLIAMS, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, N.Y. 10005-1413
(212) 530-5000

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-59573 (this "Registration Statement"), is being filed pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the "Securities Act"), by Touch America Holdings, Inc., a Delaware corporation ("Touch America") which is the successor issuer to The Montana Power Company, a Delaware corporation ("MPC"), following a corporate reorganization (the "Reorganization") that became effective on February 13, 2002. Pursuant to the Reorganization, The Montana Power Company 1998 Long-Term Incentive Plan, was renamed Touch America Holdings, Inc. 1998 Long-Term Incentive Plan (the "Plan") and was assumed by Touch America. Common Stock, $.01 par value, of Touch America will henceforth be issuable under the Plan in lieu of shares of common stock of MPC. Touch America expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Montana Power Company (including Touch America Holdings, Inc., as successor issuer) are hereby incorporated by reference into this Registration Statement.

    The Montana Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
    The Montana Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001;
    The Montana Power Company's Current Reports on Form 8-K, dated January 30, 2001, March 5, 2001, May 1, 2001, May 14, 2001, August 1, 2001, August 30, 2001, November 19, 2001, December 18, 2001, and February 27, 2002;
    The description of the Touch America Holdings, Inc. Common Stock in the Form S-4, dated July 13, 2001, as amended; and
    Touch America Holdings, Inc.'s Current Reports on Form 8-K, dated February 21, 2002, February 27, 2002 and March 1, 2002.

All documents subsequently filed by Touch America pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Section 102(b)(7) of the Delaware Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

The by-laws of Touch America provide that, except to the extent indemnification is not permitted by law, Touch America will fully indemnify its directors and officers and provide for advancement of expenses in connection with any proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of Touch America Holdings, Inc., dated September 27, 2000 (incorporated by reference to Exhibit 3.1 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

3.2

By-laws of Touch America Holdings, Inc. dated September 28, 2000 (incorporated by reference to Exhibit 3.2 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

5*	Opinion of Milbank, Tweed, Hadley & McCloy LLP
23.1*	Consent of Independent Public Accountants
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5)
24*	Power of Attorney (included on the signature page hereof)

_ _ _ _ _ _ _ _ _ _ _ _

* Filed herewith

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Butte-Silver Bow, State of Montana, on the 26th day of March, 2002.

TOUCH AMERICA HOLDINGS, INC.

By /s/ r.p. Gannon

R. P. Gannon, Chairman of the Board

and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorized and appoints J.P. Pederson and P.T. Fleming or either of them, as his attorney-in-fact, with full power of substitution and resubstitution to sign and file on his behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed below by the following persons in the capacities and on the date indicated on March __, 2002.

Signature	Title	Date
/s/ P.R Gannon R.P. Gannon (Principal Executive Officer)	Chairman of the Board, and Chief Executive Officer	March 26, 2002
/s/ J.P. Pederson J. P. Pederson (Principal Financial and Accounting Officer)	Vice Chairman of the Board and Chief Financial Officer	March 26, 2002
/s/ J.J. Meldahl M. J. Meldahl	President and Chief Operating Officer	March 26, 2002
/s/ P.T. Fleming P. T. Fleming	Vice President, General Counsel and Secretary	March 26, 2002
/s/ Thomas Asburn Thomas Ashburn	Director	March 26, 2002
/s/ Kay Foster Kay Foster	Director	March 26, 2002
/s/ Carl Lehrkkind III Carl Lehrkind III	Director	March 26, 2002
/s/ Deborah D. McWhinney Deborah D. McWhinney	Director	March 26, 2002
Tucker Hart McWhinney Tucker Hart Adams	Director	March 26, 2002
/s/ Alan F. Cain Alan F. Cain	Director	March 26, 2002
/s/ R. D. Corette R. D. Corette	Director	March 26, 2002
/s/ John R. Jeser John R. Jester	Director	March 26, 2002
/s/ Noble E. Vosburg Noble E. Vosburg	Director	March 26, 2002

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of Touch America Holdings, Inc., dated September 27, 2000 (incorporated by reference to Exhibit 3.1 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

3.2

By-laws of Touch America Holdings, Inc. dated September 28, 2000 (incorporated by reference to Exhibit 3.2 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

5*	Opinion of Milbank, Tweed, Hadley & McCloy LLP
23.1*	Consent of Independent Public Accountants
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5)
24*	Power of Attorney (included on the signature page hereof)

_ _ _ _ _ _ _ _ _ _ _ _

* Filed herewith